UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 11, 2011

Tiger X Medical, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-21419	23-2753988
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

7625 Hayvenhurst Ave., Unit 49, Van Nuys, California		91406
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	310 987-7345

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On November 11, 2011, the management and audit committee of Tiger X Medical, Inc. (the "Company"), after consultation with the Company’s independent registered public accounting firm, concluded that the financial statements for the three and six months ended June 30, 2011 as presented in our Quarterly Report on Form 10-Q, filed originally on August 11, 2011 should not be relied upon due to the accounting issue set forth below.

The Company completed the sale of its Reconstructive Division assets on June 10, 2011 which resulted in a gain of $10,527,000. The Company completed the sale of its Spine Division assets on April 4, 2011 which resulted in a gain of $2,286,000. The total gain from the sale of the discontinued Reconstructive and Spine Divisions recorded during the three and six months ended June 30, 2011 was $12,813,000. For 2011, the State of California suspended the use of net operating losses to offset taxable income. As a result, the Company has now determined that the income tax expense associated with this gain amounted to $560,000 and the gain should have been recorded net of this income tax impact in the Company’s consolidated statements of operations for the three and six months ended June 30, 2011. The impact of this matter is a reduction to the gain on sale of the discontinued operations of $560,000, as well as a corresponding increase of $560,000 to the accounts payable and accrued expenses, and accumulated deficit as of June 30, 2011.

Based upon management's and the audit committee's review of the matter referenced above, the Company has determined to file an amendment to its Quarterly Report on Form 10-Q for the quarter ended June 30, 2011 to include restated financial statements for the three and six months ended June 30, 2011 to reflect the adjustment referenced above. The Company will file the amendment to its Form 10-Q for the quarter ended June 30, 2011 on November 15, 2011.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tiger X Medical, Inc.

November 15, 2011	By:	Andrew Brooks, M.D.

Name: Andrew Brooks, M.D.
Title: Chief Executive Officer